Schedule 1
Transactions in the Common Stock of the Issuer by Reporting Persons During the Past 60 Days
Date	Buy/Sell	Security	Approximate Price Per Share[1]	Amount of Shares Bought/(Sold)

Equinox Partners, L.P.
11/11/2025	BUY	Common Stock	$4.33	5,254
11/12/2025	BUY	Common Stock	$4.32	38,339
11/13/2025	BUY	Common Stock	$4.39	7,626
11/14/2025	BUY	Common Stock	$4.32	25,778
11/17/2025	BUY	Common Stock	$4.21	54,025
11/18/2025	BUY	Common Stock	$4.23	8,945
11/19/2025	BUY	Common Stock	$4.36	7,600
Kuroto Fund LP
11/11/2025	BUY	Common Stock	$4.33	1,751
11/12/2025	BUY	Common Stock	$4.32	12,780
11/13/2025	BUY	Common Stock	$4.39	2,542
11/14/2025	BUY	Common Stock	$4.32	8,593
11/17/2025	BUY	Common Stock	$4.21	18,076
Mason Hill Partners, LP
11/11/2025	BUY	Common Stock	$4.33	3,503
11/12/2025	BUY	Common Stock	$4.32	25,559
11/13/2025	BUY	Common Stock	$4.39	5,084
11/14/2025	BUY	Common Stock	$4.32	17,185
Managed Account
11/11/2025	BUY	Common Stock	$4.33	5,269
11/12/2025	BUY	Common Stock	$4.32	38,453
11/13/2025	BUY	Common Stock	$4.39	7,648
11/14/2025	BUY	Common Stock	$4.32	25,856
11/17/2025	BUY	Common Stock	$4.21	54,025
11/18/2025	BUY	Common Stock	$4.23	26,835
11/19/2025	BUY	Common Stock	$4.36	22,800

1    The above purchases were executed by a broker-dealer in multiple open market purchase transactions on the indicated date.  The reported price is the approximate weighted average purchase price per share on the indicated date.  The range of prices for each such date’s transactions are:

11/11/2025 - Range: $4.32 - $4.33
11/12/2025 – Range: $4.30 - $4.38
11/13/2025 – Range: $4.38 - $4.40
11/14/2025 – Range: $4.30 - $4.40
11/17/2025 – Range: $4.11 - $4.28
11/18/2025 – Range: $4.20 - $4.24
11/19/2025 – Range: $4.24 - $4.40